Exhibit 5

October 20, 2006

Aduddell Industries, Inc.

1601 N.W. Expressway

Oklahoma City, Oklahoma 73118

Ladies and Gentlemen:

We have acted as counsel to Aduddell Industries, Inc. (the “Company”) in connection with the Amendment No. 2 to Registration Statement on Form S-3 (together with any subsequent amendments thereto, the “Registration Statement”) relating to the issuance by the Company of up to 886,266 shares of the Company’s common stock, par value $0.001, upon the exercise of certain options and warrants, as described in the Registration Statement.

We have examined the Company’s Certificate of Incorporation and Bylaws and have made such other investigations of fact and law as we deem necessary to render the opinions set forth herein. Based upon the foregoing, we are of the opinion that:

•	The Company is a corporation duly organized and validly existing under the laws of the State of Oklahoma.

•

The shares of the Company’s common stock to be issued upon exercise of the options and warrants described in the Registration Statement have been duly authorized by all requisite corporate action and, when issued upon exercise of the options and warrants and payment of the consideration required therefor, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement. We also consent to the reference to our firm in the Registration Statement.

Very truly yours,

/s/ McAfee & Taft A Professional Corporation